Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bionano Genomics, Inc.
San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025, relating to the consolidated financial statements of Bionano Genomics, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Diego, CA
March 31, 2025